Exhibit 99.5

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D (and any amendments thereto) with respect to the Ordinary Shares, par value NIS 0.01 per share, beneficially owned by each of them, of Mediwound Ltd., an Israeli corporation. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

Dated: July 1, 2022

ACCESS INDUSTRIES HOLDINGS LLC	By: Access Industries Management, LLC, its Manager

/s/ Alejandro Moreno
Name: Alejandro Moreno
Title: Executive Vice President

ACCESS INDUSTRIES MANAGEMENT, LLC	/s/ Alejandro Moreno
Name: Alejandro Moreno
Title: Executive Vice President

ACCESS INDUSTRIES, LLC	By: Access Industries Management, LLC, its Manager

/s/ Alejandro Moreno
Name: Alejandro Moreno
Title: Executive Vice President

CLAL INDUSTRIES LTD.	/s/ Yehuda Ben Ezra
Name: Yehuda Ben Ezra
Title: VP Comptroller

/s/ Nufar Malovani
Name: Nufar Malovani
Title: VP General Counsel & Corporate Secretary

CLAL BIOTECHNOLOGY INDUSTRIES LTD.		/s/ Assaf Segal
Name: Assaf Segal
Title: Director

/s/ Shiran Manor
Name: Shiran Manor
Title: General Counsel & Corporate Secretary

CLAL LIFE SCIENCES L.P.		/s/ Assaf Segal
Name: Assaf Segal
Title: Director

/s/ Liat Nissan
Name: Liat Nissan
Title: Director

*
Name: Len Blavatnik

* The undersigned, by signing his name hereto, executes this Schedule 13D pursuant to the Power of Attorney executed on behalf of Mr. Blavatnik and filed herewith.
	By:	/s/ Alejandro Moreno
Name: Alejandro Moreno
Title: Attorney-in-Fact

Annex A

Name	Directors and Officers of Clal Biotechnology Industries Ltd. Principal Business/Occupation	Citizenship

Assaf Segal	Acting Chief Executive Officer and Chief Financial Officer of CBI	Israel

Avi Fischer	Chairman of CBI; Chairman and Chief Executive Officer of Clal Industries Ltd., the controlling shareholder of CBI; Chairman of Claltech Investments (2016) LP; Chairman of Mashav Initiating and Development Ltd.; Chairman of Nesher Ltd.; Chairman of Clal Sun Ltd.	Israel

Yuval Yanai	Consulting and accompanying medical firms at Yuval Yanai Consulting and Management Ltd.	Israel

Prof. Gabi Barbash	Chairman of Nara Medical Center Ltd.; Chief Executive of Consilium Israel; Director, Bench to Bedside program, Weizmann Institute of Science, Israel	Israel

Prof. Gad Keren	Professor of Cardiology, Sackler School of Medicine, Tel Aviv University; Head of Cardiology department, Assuta	Israel

Sigalia Heifetz	Business consultant	Israel

Nufar Malovani	Vice President, General Counsel, Corporate Secretary and Human Resources Manager at Clal Industries Ltd.	Israel

Tomer Babai	Senior analyst at Clal Industries Ltd.; Vice President of Claltech Investments (2016) LP.	Israel

The address for each director and officer is c/o Clal Biotechnology Industries Ltd., 3 Azrieli Center Triangle Tower, 45 Floor, 132 Menachem Begin St. Tel Aviv 6702301, Israel.